Exhibit 15

May 9, 2008

Northeast Utilities

107 Selden Street

Berlin, Connecticut 06037

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of Northeast Utilities and subsidiaries (the "Company") for the three-month periods ended March 31, 2008 and 2007, as indicated in our report dated May 9, 2008 (which report includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standard No. 157, Fair Value Measurements, as of January 1, 2008); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, is incorporated by reference in Registration Statement Nos. 333-141425 on Form S-3 and Registration Statement Nos. 333-63144, 333-121364 and 333-142724 on Forms S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/	Deloitte & Touche LLP